Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

Palo Alto, CA, - April 29, 2004 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $15.3 million, or $0.35 per share, for the first quarter ended March 31, 2004, compared with a net loss of $11.1 million, or $0.31 per share, for the comparable period in 2003. For the quarter ended March 31, 2004, total operating expenses increased to $15.9 million, from $11.7 million for the same quarter in 2003. The increase in operating expenses for the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003 was primarily due to expanded clinical development of TELCYTA™ (TLK286) and TELINTRA™ (TLK199).

At March 31, 2004, Telik had $186.5 million in cash, cash equivalents and investments including restricted investments, compared to $201.1 million at December 31, 2003.

Highlights since the beginning of 2004 have included:

•	The ASSIST-2 trial, a multi-national Phase 3 registration trial of TELCYTA in non-small cell lung cancer (NSCLC), was initiated as planned. The trial is expected to enroll approximately 520 patients who are being randomized to TELCYTA treatment or to a control group receiving Iressa®, the approved third-line treatment for NSCLC.

•	A Phase 1-2a clinical trial was initiated to evaluate the combination of TELCYTA and cisplatin in NSCLC patients who have not previously received chemotherapy.

•	At the American Association of Cancer Research (AACR) 94th annual meeting, preclinical data were presented demonstrating that TELCYTA demonstrated synergy, or enhanced inhibition of cancer cell growth, in combination with a number of chemotherapeutic drugs, including platinums, taxanes, anthracyclines and EGFR targeted drugs.

•	Also at the AACR meeting, data were reported showing that, in preclinical models, TELCYTA is non-cross resistant with taxanes, and that TELCYTA is capable of re-sensitizing cancer cells to taxanes after resistance is established.

•	Through a successful TRAP collaboration announced in 2003, in March Roche exercised its option to select active lead drug compounds identified through the collaboration, resulting in a milestone payment to Telik.

Conference Call and Webcast

Telik will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 pm. Pacific time) today. A live webcast of the conference call will be available by logging on to www.telik.com. A replay of the webcast will be will be available from approximately 8:30 p.m. Eastern time April 29 through May 6, 2004. Access to the live teleconference call is also available by calling 303-262-3306.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA™ (TLK286), a tumor-activated small molecule product candidate that is in a Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding the potential for TELCYTA™ (TLK286) or TELINTRA™ (TLK199) to treat one or more types of cancer. There are a number of important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, the following: none of Telik’s product candidates, including TELCYTA™, has been determined to be safe or effective in humans or received regulatory approval for marketing; it may take us several years to complete clinical trials of our product candidates, including TELCYTA™, prior to seeking regulatory approval for any indication; success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of clinical trials do not necessarily predict final results; if our competitors develop and market products that are more effective than our product candidates, or obtain regulatory approval before we do, our commercial opportunity will be reduced or eliminated; if we do not obtain regulatory approval to market products in the United States and foreign countries, we will not be permitted to commercialize our product candidates; if we are unable to contract with third parties to manufacture our product candidates in sufficient quantities and at an acceptable cost, clinical development of product candidates could be delayed; and if we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations and clinical trials to develop our product candidates. These and other risks are detailed from time to time in our SEC reports, including our Annual Report on Form 10-K for the year ended December 31, 2003. Telik does not undertake any obligation to update forward-looking statements.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Contract revenue from collaborations:
With related parties	$—	$250
Other	31	—

Total revenues	31	250
Operating costs and expenses:
Research and development	13,237	9,718
General and administrative	2,619	2,005

Total operating costs and expenses	15,856	11,723
Loss from operations	(15,825)	(11,473)
Interest income, net	558	362

Net loss	$(15,267)	$(11,111)

Basic and diluted net loss per common share	$(0.35)	$(0.31)

Weighted average shares used to calculate basic and diluted net loss per common share	43,621	35,657

Selected Balance Sheet Data

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(a)

Cash, cash equivalents, investments and restricted investments	$186,532	$201,088
Total assets	193,953	208,307
Stockholders’ equity	179,985	194,302

(a) Note: Derived from audited financial statements